Exhibit 3.173

ARTICLES OF ORGANIZATION

OF

REST ASSURED, LLC

ARTICLE I

Name

The name of the limited liability company (the “Company”) is Rest Assured, LLC.

ARTICLE II

Registered Office; Registered Agent

The street address of the initial registered office of the Company is 1511 Kentucky Home Life Building, 239 South Fifth Street, Louisville, Kentucky 40202 and the name of the initial registered agent at such office is CT Corporation System.

ARTICLE III

Principal Office

The mailing address of the initial principal office of the Company is 2000 Greenbush Street, P.O. Box 6449, Lafayette, Indiana 47903.

ARTICLE IV

Management

The Company is to be managed by its member(s).

IN WITNESS WHEREOF, these Articles of Organization have been duly executed by the undersigned on the 28th day of March, 2006 for the purpose of forming a limited liability company under the Kentucky Limited Liability Company Act.

RES-CARE TRAINING TECHNOLOGIES, INC.

By:	/s/ David S. Waskey
David S. Waskey, Assistant Secretary

This instrument was prepared by:

/s/ Mary D. Peters
Mary D. Peters
Associate General Counsel
Res-Care, Inc.
10140 Linn Station Road
Louisville, KY 40223
(502)394-2384